Exhibit 99.1

SenesTech Reports Third Quarter 2025 Financial Results with
Record Revenue and Adjusted EBITDA

77% Revenue Growth in Evolve® Rodent Birth Control™ Products

Strong Cash Balance and Progress Toward Profitability

SURPRISE, Ariz., November 10, 2025 /PRNewswire/ — SenesTech, Inc. (NASDAQ: SNES), the leader in fertility control for managing animal pest populations and the only manufacturer of EPA-compliant Rodent Birth Control™ products today announced its financial results for the third quarter ended September 30, 2025.

Q3 2025 Financial Highlights

•Revenues increased by 43% to $690,000, a record for the Company, from $482,000 in Q3 2024.
•Evolve® Rodent Birth Control product sales grew 77% year-over-year, now representing 85% of total revenue.
•Gross profit margin was 62.8%, in line with expectations.
•Net loss for Q3 2025 was $1.3 million, compared to $1.5 million in Q3 2024. Q3 2025 included $111,000 in one-time legal expenses and $49,000 in non-cash operating lease expense. Excluding these non-operational costs, the Company’s net loss would have been $1.1 million for Q3 2025.
•Adjusted EBITDA loss improved to $1.2 million in Q3 2025, a record for the Company, compared to $1.4 million in the same quarter of the prior year.
•Cash and short-term investments of $10.2 million provide the Company with a solid operating runway for the foreseeable future.

Q3 2025 Operational and Strategic Highlights

•Product Expansion: The higher-margin Evolve Rat and Evolve Mouse products, launched in 2024, grew 77% year-over-year and are the largest revenue drivers for SenesTech, representing 85% of total revenue. These products are designed for proactive rodent fertility control and continue to gain traction among pest management professionals and consumers.
•E-commerce Growth: E-commerce revenue increased 55% year-over-year, driven by double digit growth in Amazon sales. We are also seeing accelerating growth across other e-commerce sites including Walmart.com, and HomeDepot.com.
•Municipal Deployment: Municipal revenue grew 139% year-over-year due to expanded deployments in New York City, Chicago, and other locations, reflecting increased adoption in diverse urban settings. Current programs continue to focus on controlled deployments in high-impact areas, laying the groundwork for potential large-scale expansion. Municipal deployments also have a positive impact on other channels such as retail, e-commerce and pest control distribution.
•Retail Market Adoption: Retail revenue grew 254% year-over-year, driven by expanded adoption by Ace Hardware, which more than doubled its coverage area during the quarter, and follow-on orders from Bradley Caldwell, a wholesaler serving over 8,000 retail locations in the Northeast. Future growth is also expected from retailers who begin with e-commerce before expanding to in-store offerings.

•Pest Management: Pest management professionals (PMPs) continue to utilize Evolve in their service offerings, boosting revenue by 29% year-over-year and up 72% sequentially. PMPs represented nearly 20% of the Company’s overall Q3 2025 revenue, leveraging the unique attributes of fertility control across a wide range of customer applications, including theme parks.

Commentary

“We are pleased to report another quarter of strong results, reflecting the growing adoption of our Evolve product line,” commented Joel Fruendt, CEO of SenesTech. “Our multi-channel distribution strategy continues to take hold, with meaningful contributions from e-commerce, municipal programs, retail partners, and pest management professionals. These results are a credit to careful planning, disciplined execution, and a continued focus on efficiency, which together supported healthy margins and our strongest Adjusted EBITDA to date.”

“With a strong balance sheet, highlighted by more than $10 million in funding available at the end of September, we intend to pursue profitable growth moving forward. This positions us to work toward achieving our breakeven goals and to realize the long-term potential of introducing a novel product category into the pest control market,” Fruendt concluded.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date: Monday, November 10, 2025.

Time: 5:00 p.m. ET.

Webcast: https://app.webinar.net/Pj7rLgb3Ew4.

Webcast Replay: Available for 90 days on the Company’s website.

About SenesTech

We are committed to improving the health of the world by humanely managing animal pest populations through our expertise in fertility control. We invented ContraPest®, the only U.S. EPA-registered contraceptive for male and female rats, as well as Evolve Rat and Evolve Mouse, EPA-designated minimum risk contraceptives for rodents, reflecting our mission to provide products that are proactive, safe and sustainable. ContraPest and Evolve are intended to fit seamlessly into all integrated pest management programs, significantly improving the overall goal of effective pest management. We strive for clean cities, efficient businesses and happy households – with a product designed to be humane, effective and sustainable.

For more information visit https://senestech.com/.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our belief that our cash and short-term investments of $10.2 million provide the Company with a solid operating runway; our belief that Evolve Rat and Evolve Mouse continue to gain traction among pest management professionals and consumers; our expectation for accelerated growth across e-commerce sites; our expectation for additional municipal deployments that are underway or planned; our belief that future growth is expected from retailers who begin with e-commerce before expanding to in-store offerings; our diverse multi-channel distribution strategy; our intention to pursue profitable growth moving forward; our belief that our cash balance positions us to work toward achieving our breakeven goals and to realize the long-term potential of introducing a novel product category into the pest control market; our mission to provide products that are proactive, safe and sustainable; and our belief that ContraPest and Evolve are intended to fit seamlessly into all integrated pest management programs, significantly improving the overall goal of effective pest management.

Forward-looking statements may describe future expectations, plans, results, or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the successful commercialization of our products; market acceptance of our products; our financial performance, including our ability to fund operations; our ability to maintain compliance with Nasdaq’s continued listing requirements; regulatory approval and regulation of our products; and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Lytham Partners, LLC, (602) 889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc., (928) 779-4143

SENESTECH, INC.
BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$7,278	$1,307
Short-term investments	2,970	—
Accounts receivable, net	454	335
Inventory, net	767	794
Prepaid expenses and other current assets	313	377
Total current assets	11,782	2,813
Right to use asset, operating lease	2,377	—
Property and equipment, net	429	407
Other noncurrent assets	36	58
Total assets	$14,624	$3,278

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$238	$215
Accrued expenses	333	278
Current portion of operating lease liability	95	—
Current portion of notes payable	60	56
Deferred revenue	22	12
Total current liabilities	748	561
Operating lease liability, less current portion	2,368	—
Notes payable, less current portion	160	206
Total liabilities	3,276	767
Stockholders’ equity:
Common stock	5	1
Additional paid-in capital	152,019	138,607
Accumulated deficit	(140,676)	(136,097)
Total stockholders’ equity	11,348	2,511
Total liabilities and stockholders’ equity	$14,624	$3,278

SENESTECH, INC.
STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues, net	$690	$482	$1,800	$1,356
Cost of sales	257	167	645	657
Gross profit	433	315	1,155	699
Operating expenses:
Research and development	400	451	1,245	1,288
Selling, general and administrative	1,380	1,411	4,534	4,403
Total operating expenses	1,780	1,862	5,779	5,691
Loss from operations	(1,347)	(1,547)	(4,624)	(4,992)
Other income, net	49	34	45	63
Net loss	$(1,298)	$(1,513)	$(4,579)	$(4,929)
Weighted average shares outstanding — basic and diluted	4,668,009	729,400	2,619,841	586,628
Loss per share — basic and diluted	$(0.28)	$(2.07)	$(1.75)	$(8.40)

SENESTECH, INC.
Itemized Reconciliation Between Net Loss and Adjusted EBITDA (non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss (as reported, GAAP)	$(1,298)	$(1,513)	$(4,579)	$(4,929)
Non-GAAP adjustments:
Interest income, net	(49)	(5)	(45)	(33)
Stock-based compensation expense	47	73	228	246
Depreciation expense	20	42	103	115
Non-cash operating lease expense (benefit)	49	(2)	87	(5)
Severance costs	—	13	27	13
Gain on sale of property and equipment	—	(28)	—	(28)
Total non-GAAP adjustments	67	93	400	308
Adjusted EBITDA loss (non-GAAP)	$(1,231)	$(1,420)	$(4,179)	$(4,621)
5